Exhibit 99.1

          Temecula Valley Bancorp Announces Record Quarterly Earnings

    TEMECULA, Calif.--(BUSINESS WIRE)--April 13, 2004--Temecula Valley Bancorp (OTCBB:TMCV) announced today that net income for the first quarter ending March 31, 2004 increased from $1,495,279 in 2003 to $2,572,150 in 2004, a 72% increase.
    "We are pleased to report our strongest quarter in the banks history and anticipate that this level of performance will continue throughout 2004," said Stephen H. Wacknitz, president/CEO and chairman of the board.
    As of March 31, 2004, total assets grew 30% to $467,016,000, total loans increased 34% to $392,749,000, deposits increased 28% to $416,828,000 and shareholder equity increased 53% to $33,186,000. Tier-One Capital remained strong at 9.73%, compared to 8.30% at March 31, 2003.
    The return on average equity was 33.15% in the first quarter of 2004 compared to 29.52% in the first quarter of 2003, and the return on average assets was 2.31% in the first quarter of 2004 compared to 1.78% in the first quarter of 2003. Both ratios are more than double banking industry averages.
    Temecula Valley Bank was established in 1996 and operates full service offices in Temecula, Murrieta, Fallbrook, Escondido and El Cajon. Temecula Valley Bancorp was established in June 2002 and operates as a one-bank holding company for Temecula Valley Bank. As a Preferred Lender (PLP) since 1998, the locally owned and operated bank also has SBA loan production offices in Sherman Oaks, Calif., Fresno, Calif., Chico, Calif., Anaheim Hills, Calif., Bellevue, Wash., Gurnee, Ill., Westlake, Ohio, Tampa/St. Petersburg, Fla., Coral Springs, Fla., Jacksonville, Fla. and Atlanta. The Bancorp's common stock is traded over the counter with the stock symbol TMCV and the bank's Internet Web site can be reached at www.temvalbank.com.
    Statements concerning future performance, developments or events concerning expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, the effect of interest rate changes, the ability to control costs and expenses, the impact of consolidation in the banking industry, financial policies of the United States government, and general economic conditions. Additional information on these and other factors that could affect financial results are included in its Securities and Exchange Commission filings.


                        TEMECULA VALLEY BANCORP
                            FINANCIAL DATA
                              MARCH 2004

                      MARCH 31     MARCH 31       INCREASE /(DECREASE)
                    -------------------------- -----------------------
                        2004         2003         AMOUNT       PERCENT
                    -------------------------- -----------------------

Total Assets        $467,016,000 $359,196,000  $107,820,000        30%

Total Loans         $392,749,000 $292,977,000   $99,772,000        34%

Total Deposits      $416,828,000 $326,262,000   $90,566,000        28%

Shareholder Equity   $33,186,000  $21,634,000   $11,552,000        53%


Tier One Capital
 Ratio                      9.73%        8.30%

Net Loan Charge-offs
 (Recoveries) as an
 annualized percent of
 Average Loans              0.27%      (0.24%)



                         THREE MONTHS ENDED       INCREASE /(DECREASE)
                              MARCH 31             AMOUNT      PERCENT
                    -------------------------- -----------------------
                         2004         2003
                    --------------------------

Income (Loss) before
 Income Taxes         $4,357,246   $2,536,995    $1,820,251        72%

Provision for
 Income Taxes         $1,785,096   $1,041,716      $743,380        71%
                    -------------------------- -----------------------

Net Income  (Loss)    $2,572,150   $1,495,279    $1,076,871        72%
                    ========================== =======================

Per Share - Basic          $0.31        $0.20

Per Share - Diluted        $0.28        $0.18

Annualized Return on
 Average Assets             2.31%        1.78%

Annualized Return on
 Average Equity            33.15%       29.52%


Shares Outstanding
 at end of Period      8,308,896    7,602,222
Average Shares
 Outstanding           8,237,774    7,517,694
Average Shares &
 Equivalents           9,219,285    8,540,756

    CONTACT: Temecula Valley Bank
             Stephen H. Wacknitz, 909-694-9940